Exhibit 23.2

Consent of Independent Auditors

The Board of Directors:

We consent to the use of our report dated June 25, 2015, with respect to the consolidated balance sheet of GT Nexus, Inc. and its subsidiaries as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements, included herein and to the reference to our firm under the heading “Experts” in the registration statement on Form S-4.

/s/ KPMG LLP

San Francisco, California

January 25, 2016